EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Enviva Partners, LP:

a.333-203756 and 333-236150 on Form S-8; and
b.333-232247 and 333-239795 on Form S-3

of our reports dated February 25, 2021, with respect to the consolidated financial statements of Enviva Partners, LP and subsidiaries and the effectiveness of internal control over financial reporting of Enviva Partners, LP and subsidiaries included in this Annual Report (Form 10-K) of Enviva Partners, LP for the year ended December 31,
2020.

/s/ Ernst & Young LLP

Tysons, Virginia
February 25, 2021